Exhibit 99.2

CARRIZO OIL & GAS, INC.	News

PRESS RELEASE Contact:	Carrizo Oil & Gas, Inc. Richard Hunter, Vice President of Investor Relations Paul F. Boling, Chief Financial Officer (713) 328-1000
CARRIZO OIL & GAS ANNOUNCES CASH TENDER OFFER
FOR ITS 4.375% CONVERTIBLE SENIOR NOTES DUE 2028
HOUSTON, October 25, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has commenced a tender offer for up to $300,000,000 aggregate principal amount outstanding of its 4.375% Convertible Senior Notes due 2028 (the “Convertible Notes”), of which $373,750,000 principal amount is currently outstanding.
The tender offer will expire at 5:00 P.M., New York City time, on November 23, 2010, unless extended (as such time and date may be extended, the “Expiration Date”) or earlier terminated by Carrizo. Holders of Convertible Notes who validly tender, and do not validly withdraw, their Convertible Notes on or prior to the Expiration Date will receive $1,000 for each $1,000 principal amount of Convertible Notes purchased in the tender offer, plus accrued and unpaid interest to, but not including, the settlement date. Tenders of Convertible Notes must be made on or prior to the Expiration Date, and tendered Convertible Notes may be withdrawn at any time on or prior to the Expiration Date.
The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, dated October 25, 2010 (the “Offer to Purchase”), including a financing condition. The tender offer is also conditioned on at least $200,000,000 aggregate principal amount of Convertible Notes being tendered and not withdrawn. Subject to applicable law, Carrizo may amend, extend or waive conditions to, or terminate, the tender offer.
Full details of the terms and conditions of the tender offer are described in the Offer to Purchase and a related Letter of Transmittal, which are being sent to holders of the Convertible Notes. These documents will also be available free of charge at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Carrizo with the SEC. Holders are encouraged to read these documents, as they contain important information regarding the tender offer.
Carrizo has retained Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation and Wells Fargo Securities, LLC to act as the dealer managers for the tender offer. Questions or requests for assistance regarding the terms of the tender offer should be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free), RBC Capital Markets Corporation at (877) 381-2099 (toll-free) or (212)

618-7822 and Wells Fargo Securities, LLC at (800) 367-8652 (toll-free). Requests for the Offer to Purchase and other documents relating to the tender offer may be directed to D.F. King & Co., Inc., information agent for the tender offer, at (212) 269-5550 (for banks and brokers only) or (800) 347-4750 (for all others).
None of Carrizo, the dealer managers, the information agent or the depositary makes any recommendation as to whether or not holders should tender their Convertible Notes pursuant to the tender offer. Each holder must make its own decision as to whether to tender its Convertible Notes and, if so, the principal amount of the Convertible Notes to be tendered.
This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell the Convertible Notes.
The tender offer is only being made pursuant to the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders of Convertible Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Carrizo Oil & Gas, Inc.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation, and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.
Forward-Looking Statements
Statements in this news release, including but not limited to those relating to the tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of operations, market conditions, capital needs and uses, satisfaction of conditions to the tender offer and other risks and uncertainties that are beyond the Company’s control, including those described in the Company’s Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update forward-looking information.
Contact:
Carrizo Oil & Gas, Inc.
Richard Hunter
Vice President of Investor Relations
(713) 328-1000